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Jeffrey Jacobson, Chief Executive Officer, and Bill Osbourn, Chief Financial Officer, participated in the Goldman Sachs Technology & Internet Conference on February 13, 2018. A transcript of their remarks is attached as Exhibit 1.

Exhibit 1

Matthew N. Cabral - Goldman Sachs Group Inc., Research Division - Equity Analyst

All right. Thank you, Jennifer. So Jeff, I guess, to kick it off. So clearly, the proposed transaction with Fuji Xerox that you guys announced a couple of weeks ago is top of mind for everyone here in the room. Maybe just to help level set the conversation, can you just give us an overview of what it is that you’re proposing and just kind of give the steps in what lead us to believe that this is the best path forward for the company?

Jeffrey Jacobson - Xerox Corporation - CEO & Director

Sure, Matt. And probably before I get right into the transaction, it’s important to understand leading up to the transaction and how we got here. And I’ll start with actually before the company separated and the Xerox Board of Directors made the decision to separate the company and spin off our Business Process Outsourcing business, now called Conduent. So if we fast forward, we have the new Xerox. So December 2016, we laid out a very comprehensive strategy to our investors. And we did it, obviously, about 13, 14 months ago. And part of that strategy was what we call a 3-horizon strategy. Horizon 1 was, first, always based upon how do we reverse the revenue trajectory of our business and take it from mid-single-digit declines and reverse that trend? In order to do that, we had to make our company much more lean, much more simple and drive productivity and cost out of our business, so drive cost out of our business. So what we did was we implemented a $1.5 billion strategic cost program. 2016, 2017, 2018. And as I believe you know, in 2016, we said we’d drive $500 million of cost, we did $550 million. 2017, we said we’d do $600 million, we did $680 million. And we just updated our guidance now for another $475 million. So instead of $1.5 billion of productivity, we did $1.7 billion. And that’s important to note because it’s a precursor for where we’re going in this transaction. Horizon 2 was all about how do we now get the revenue going? And we knew that we had 29 new products. We had the largest product launch in the history of this 112-year-old company. And as I sometimes say to my team, we talk about introducing 29 new products like somebody says, “Good morning, would you like another cup of coffee?” If you think about it, you have to have all the research and development, the engineering, the manufacturing, supply chain, technical service, SKUs, pricing, training sales people, train your resellers. And all these products came by the end of the third quarter. We rolled them out. I’m really proud of the team. The team rolled them out flawlessly. And we all saw the impact of that on our Q4. As a matter of fact, if you go to Q3 year-to-date last year, we had declines of 5.6% at constant currency. Q4, we declined 2%. And the thing that’s most important to note is we grew our equipment revenue for the first time since Q2 2013, okay? Horizon 3 that we haven’t talked about was all about how do we get into this new industrial print market? But there was one more thing we knew, which leads up to this transaction. The board, the management team, we all talked a lot about there’s so much trapped value between the Xerox and the Fuji Xerox supply chain and with the joint venture we had. And a big part of the leadership team last year - goals were, how do we unlock and untrap that value? Okay? So what we did was, first quarter last year, we started speaking with Fuji Xerox, Fujifilm. Look, we’ve got to streamline this organization. We’ve got to get a lot of benefits out. We’ve got to drive this to compete flawlessly against our shareholders - not our shareholders - against our competitors, excuse me, almost as if we’re one, so that we can drive value for our shareholders. Because we looked at it and said, “For every x hundreds of millions of dollars, put a multiple on it, what shareholder value is there for that?” And it’s tremendous. As those conversations evolved, it became evident that if we were really going to maximize the potential of this, what we had to do was really come together as one. But before we did that, the board, the management, we had outside advisers, we examined every potential alternative that we thought would drive the most shareholder value for, obviously, for our shareholders. And after an exhaustive review of it and a full search of it, we came to the conclusion that this transaction was the absolute best one. And why is that? What’s it going to do? In this industry that’s in need of consolidation, I think we all understand that, we’re going to have tremendous scale on sales of $18 billion. We’re going to participate in a $120 billion total addressable market. And the beauty of Fuji Xerox territories are they have a $35 billion market that’s growing at 2% to 3% while we participate in an $85 billion market that’s declining. Together, we’ve been the #1 equipment revenue share leader for the past 8 years. I’m going to talk about the cost in a minute, because that’s really what makes the valuation of this really hum and really work. But this is so much more. We’ve got about $1 billion of revenue synergies that are very important here. And it’s in the same types of growth areas that we’ve talked about in A4, in multi-brand channels, in SMB. But one of the areas we really sub-optimized on is inkjet. Fuji Xerox has their own inkjet strategy. Fujifilm did. Xerox does. We’ll be able to bring those all together. When we look at global Managed Print Services deals, where our win rates have been less when we participate with Fuji Xerox than on our own, we’ll be able to bring those together. We’ll be able to optimize our SMB strategy. And then when I briefly mentioned horizon 3 and its additional $100 billion market that we don’t participate in, if you think of packaging, which is very analog today, we’ll be able to take the innovation and the research and development resources we have and divide and conquer instead of doing duplicative research and development today. All of that, what will that provide for our shareholders? An amazingly strong company, one that by 2010 - 2020 has revenue growth, will drive $1.7 billion in annual cost savings. $1.25 billion of that is driven by the transaction and about 70% of the total of $1.7 billion will come in the first 2 years. That’ll drive operating margins in the high teens from 10%, and we didn’t say mid-teens, and it’ll drive $2 billion of normalized cash flow. And I think what’s very important, in addition to that, upon the close, we’re going to issue a special dividend of $2.5 billion to our shareholders of Xerox at the time. It will be prorated. It’ll be about $9.80 a share. And if you take the $1.2 billion of cost synergies and put a value on that, that’ll be about $12 of additional share. So $9.80 plus $12, you can discount to that, we think it’s very compelling for our shareholders.

Matthew N. Cabral - Goldman Sachs Group Inc., Research Division - Equity Analyst

Got it. So allow me to dig into there. I guess, the first place I wanted to start is the cost savings that you just mentioned seems to be a be pretty big part of where you see a lot of the value creation of bringing these 2 businesses together. $1.7 billion, it’s a big number. Can you just help us understand where you see the biggest areas of opportunity, how you’ve identified those and just how just we should think about realizing those over time?

Jeffrey Jacobson - Xerox Corporation - CEO & Director

Yes. Bill, you want to take that?

William F. Osbourn - Xerox Corporation - Executive VP & CFO

So really, there are 2 components of the $1.7 billion. There’s $450 million that Fuji Xerox announced on its own that it’s doing essentially. There, we’re going to be reducing headcount by approximately 10,000 employees, about 3,000 of those based in Japan. But they’re instigating that program on their own and starting now. So that’s $450 million of the $1.7 billion. They expect to complete that in about 2 years. And then the $1.25 billion that’s being enabled by the transaction, there are really 3 main buckets associated with that, and the first bucket being the cost of goods sold area. You think about manufacturing facilities. We each have multiple toner plants, for example. You wouldn’t need all those plants. There are areas that we clearly identified in the bottoms-up process. We knew each other over time. But then in the last couple of months, we’ve run detailed and identified specific items that we can - we identified in the cost of goods sold area about $650 million worth of savings or synergies in the manufacturing cost of goods sold area. About $200 million in R&D. R&D is a very important part of the - each company, individually and combined. But there were certain R&D processes that were being duplicated. And we identified specifically at least $200 million of savings there. And then that was also another bottoms-up approach process. And then we looked at the SG&A area. And there, there was specific items. In fact, there was more of a tops-down. You look at percentage of SG&A as a percent of revenue for each of the companies, individually and combined, and identify that there’s at least about $400 million of savings there. Of that $1.25 billion, as Jeff mentioned, we believe that we can get upwards of about 75% of it or so or 2/3 or so in the first 2 years.

Jeffrey Jacobson - Xerox Corporation - CEO & Director

And Matt, when you think about it, this is on a total cost base of the 2 companies of $16 billion to get the $1.7 billion in total. We, at Xerox, did $1.7 billion just on our $9.5 billion cost base. So we have a high confidence level on it. We have a commitment from Fujifilm and what would be the Chairman of the company, Mr. Komori. As a matter of fact, Fujifilm has been a company that’s been very good at driving cost out and again, very committed to it. And I should also mention, with the savings and the cash, we’re going to drive - we’re very committed to driving at least the 50% return-of-capital strategy to our shareholders.

Matthew N. Cabral - Goldman Sachs Group Inc., Research Division - Equity Analyst

Got it. And I think part 2 of the question, when we hear about big cost takeout programs like this is how we think about that flowing through the margin versus the need to reinvest. You mentioned some other areas where you feel the combined business wants to move toward over time. How do we think about the flow-through of that $1.7 billion and how that impacts the P&L?

William F. Osbourn - Xerox Corporation - Executive VP & CFO

Yes, there is a third component, actually, of the cost savings. And we - as Jeff said, we’re doing our own Strategic Transformation. We’re in the third year of the 3-year program. We target $475 million this year. That’s on top of $680 million done last year and then $550 million in 2016. Those costs have not flowed all to the bottom line on our side, because we’re offsetting whether it’s currency headwinds, declines in revenues, this past year, about 4.7% in constant currency. We do not anticipate having those - in fact, we’ve guided towards 2% to 4%, or 3% down this year. So those revenue declines that haven’t offset the losses in cash flow associated with that won’t be as significant going forward. But still, we’re going to continue with that program in addition to the $1.25 billion associated with the transaction. So because we’re continuing with our own stand-alone program going forward, we believe that pretty much all of the $1.25 billion will fall through to the bottom line, and about 50% when we work through the numbers in the Fuji Xerox and their $450 million. Their declines in revenues had been less than ours. In fact, their markets are flat to growth markets: Japan, about 0 to minus 2; China, plus 6; Asia Pacific, about plus 2. So about 50% of their $450 million would flow through to the bottom line. We’ve said about 80% in total of that $1.25 billion plus the $450 million or $1.7 billion would flow through. And the large reason for that is that we’re still continuing with our own cost transformation program.

Jeffrey Jacobson - Xerox Corporation - CEO & Director

And that’s what gives us comfort, Matt, when you look at the margin accretion going from 10% to high-teens. 80% to 85% are strictly execution on the cost synergies.

Matthew N. Cabral - Goldman Sachs Group Inc., Research Division - Equity Analyst

Got it. And then circling back to the point that you brought up earlier, Jeff, just in terms of the revenue outlook for the combined company. So I think one of the targets you guys threw out there was getting to revenue growth, a positive number by 2020.

Jeffrey Jacobson - Xerox Corporation - CEO & Director

Correct.

Matthew N. Cabral - Goldman Sachs Group Inc., Research Division - Equity Analyst

Which I think is a bit of a change relative to just how the 2 companies have been operating previously. So just help us understand a little bit more. What gives you the confidence? What needs to be done in order to ultimately get to that outlook?

Jeffrey Jacobson - Xerox Corporation - CEO & Director

Yes, so it’s a few things. First of all, with our own plan at Xerox, as you know, by 2020, we want to get to the point where about 50% of our revenues went to growth markets, A4 color, Managed Print Services, production color and then the big multi-brand reseller channel strategy. By getting to 50-50 just for us, that would take us to almost flat, so let’s call it negative 1, okay? Somewhere in that area. If I look at Fuji Xerox, now their history, up until 2017, has been to grow at 2% CAGR per year, and they participate in markets that have grown only 2%. They get a little bump in 2017 driven by currency. Quite frankly, driven by us not ordering enough equipment, but that’s being corrected as we saw in the fourth quarter and with our guidance that we’ve given for 2018, and then we have $1 billion in revenue synergies. So we have a pretty high confidence level that we’d be able to get to growth in 2020.

Matthew N. Cabral - Goldman Sachs Group Inc., Research Division - Equity Analyst

Got it. So another part of just the numbers that (inaudible) keeps throwing out there is free cash flow. And I think one of the numbers, again, you guys gave was $1.5 billion for, I think, 2020 was the time that you guys gave. And I think there’s been some confusion around just what is or isn’t included, what the ultimate opportunity is, because when we look at the cost savings, when we look at the stand-alone free cash flow put up by Xerox, it feels like, over time, there’s likely opportunity to do more than that. So maybe just help us understand, first, what you’re including is kind of offset to that $1.5 billion? And then second, when we get through the $1.7 billion of cost savings, what do you guys think the free cash flow generation ultimately looks like for the business?

William F. Osbourn - Xerox Corporation - Executive VP & CFO

Yes, actually, it’s one of the things - in our initial slides that we announced on the 31st of January, you had to go through the footnotes and figure out what was netting to the $1.5 billion. We issued some supplemental slides last Friday that are on file that we hopefully set out more clearly. But you’re right, it’s $1.5 billion in 2020 we estimated free cash flow. Net - that’s net of costs. And we estimated net here. But we said, it’s total about $1.4 billion in cost to obtain that $1.7 billion in synergies associated with the transaction. But about $300 million or so in 2020. We estimate the cost will be incurred in that year, and that was being netted against - so it would be - on a normalized basis for free cash flow, it would be more in the $1.8 billion range in 2020. But truthfully, we look going forward that clearly this company will be a $2 billion plus free cash flow annual basis.

Jeffrey Jacobson - Xerox Corporation - CEO & Director

In fact, if you look at the supplemental data we put out, if you took the midpoint of 2021, we’d be at $2 billion and you’ll have at $1.9 billion to $2.1 billion.

Matthew N. Cabral - Goldman Sachs Group Inc., Research Division - Equity Analyst

Got it. And then you talked about, Jeff, just the desire to return at least half of that over time. Just help us understand the puts and takes. How are you thinking about the other 50%? How are you thinking about dividend growth relative to buybacks? And is there kind of an adjustment period until we get to shareholder return? Or is this kind of day 1 where you guys intend to get...?

Jeffrey Jacobson - Xerox Corporation - CEO & Director

Yes, no, so I think it’s our intention to return 50%. We’re always start with at least 15% - 50%. Yes, that’s important to us. If you look at our dividend, we said we would stay at $1 dividend. With the doubling of shares, we’ll be a little less than $600 million just in the dividend alone. Share buyback, once we get into the new company, will certainly be a part, an important part of our strategy. I know there have also been questions, does Fujifilm buy off on this? This was discussed with them in great detail, and it was not even a discussion from their standpoint. It was something they understood. It was something they know that’s important. And if you think about the dividend, they’ll own 50% of the company, that they’d like to have a dividend, too.

William F. Osbourn - Xerox Corporation - Executive VP & CFO

They were very supportive of our - it’s really a continuation of Xerox’s ongoing policy regarding maintaining investment-grade debt profile. And the Fuji Xerox and Fujifilm folks were supportive of that, and also the balance, the return of capital.

Matthew N. Cabral - Goldman Sachs Group Inc., Research Division - Equity Analyst

Got it. Maybe shifting gears a little bit. I wanted to spend a couple of minutes just talking about alternatives and just kind of other strategic options that you guys explored. And one of the questions I’d been getting from investors is the other alternative relative to the JV will obviously be ending the agreement altogether. So sort of the exact opposite end of what you guys feel is the best path forward. And my question related to that would be, first of all, just operationally, is that a viable solution? Is that - how complex would that be? And is that something that you guys work through as part of the process?

Jeffrey Jacobson - Xerox Corporation - CEO & Director

Yes. So essentially, Matt, this Friday, I was asked that question by an analyst, and my immediate response is that would be ludicrous. And I may have been too passive in my response from an operational standpoint. I think anybody that has any knowledge of an operation and running a business, knowing the operations, would never even suggest it. It would be value-disruptive for the company, value-disruptive to shareholders. This is not like taking a television set, unplugging it, going to Best Buy and plugging in a new one. You can have all the IP in the world. If you don’t have the know-how, you don’t have the factories, you don’t have the supply chain geared up, you don’t have the parts depots, it would take us - if we terminated the joint venture, it would take us hundreds and hundreds of millions of dollars and years to rebuild it. And I can’t exactly go to my competitors and say, “As I’ve got these 3 years that I need to hopefully rebuild my supply chain, would you mind providing a product at a fair price to me?” And we get - we procure today $1.6 billion for Fuji Xerox, $1.6 billion. 2/3 of our equipment comes from them. As you know, if you don’t have equipment in this business, you don’t have post-sales and you don’t have cash. It would be value-disruptive.

Matthew N. Cabral - Goldman Sachs Group Inc., Research Division - Equity Analyst

Got it. So then thinking about - it’s been 2 weeks or so since you announced the transaction. Just curious what the feedback has been from customers, suppliers, other partners in the marketplace, just what the general reception has been to the proposal.

Jeffrey Jacobson - Xerox Corporation - CEO & Director

Yes, the overwhelming reception has been everybody understands the industrial logic. I mean, every shareholder that we speak to, everyone at the meeting today understands the industrial logic and they get it. The questions were all around the dividend or the free cash flow, what percent would be returned to the shareholders, what’s the commitment of Fujifilm as the 50.1% shareholder. Those are the types of questions. The governance questions, and those are the things we’re walking them through. And quite candidly, it’s somewhat of a complex transaction. So we try to take them through it and explain it to them. So - but from an industrial logic standpoint, I think, as I said earlier, Matt, my 30 years in this industry, I’ve never seen 2 companies that have - that should be together like this to provide the value it can to the shareholders. William, you want to add?

William F. Osbourn - Xerox Corporation - Executive VP & CFO

Yes, and I think one of the other key areas or questions is the ability to obtain the cost reductions and the synergies and the commitment by the - by us and by the Fujifilm personnel. And like I said earlier, we went through a lot of details in coming up and analyzing those and coming up with those numbers. They weren’t just pulled out of the air. And there is a commitment on both sides to obtain this.

Jeffrey Jacobson - Xerox Corporation - CEO & Director

And I did feel the same, because to me, that was almost a given.

Matthew N. Cabral - Goldman Sachs Group Inc., Research Division - Equity Analyst

And so I think we have about 10 minutes left. I want to spend a little bit of time just talking about the stand-alone business. I think some of that has been lost a little bit in all of this, just kind of how 2017 ended up, the outlook for 2018. Maybe just to kind of recap, can you just give us an overview? You talked about this a little bit earlier, but trends exiting the year, the sustainability of that going into 2018 and just how that plays out.

Jeffrey Jacobson - Xerox Corporation - CEO & Director

That’s been the only part of the transaction that I haven’t liked is that we haven’t gotten to talk about 2017 and the way we finished Q4, because the team worked really, really hard to get there, Matt. Q4 for us was really good, and I think you would say that as well. I think all of our shareholders, everyone in the company, they were waiting to say, “Will this equipment really make the difference as we said it would?” They had a lot of faith in us that we would deliver the cost productivity, and we did. We over-delivered by $80 million. We over-delivered our adjusted operating cash flow at the high end of the range. We over-delivered our EPS at $3.48. Q4, to be able to grow total revenue at actual currency and then equipment revenue at even constant currency, to be able to do that was really a real confidence boost. And it really showed the team that all the hard work, all the planning, all the diligence really paid off. And we gave our guidance on 2018 not knowing if we were going to - if and when we’re going to be introducing this transaction. So the guidance we gave assumed stand-alone. So we saw the cash flow - the operating cash flow at the $900 million to the $1.1 billion. We saw the EPS at $3.50 to $3.70. So - and the revenue, negative 2% to negative 4%, which would be a big improvement from the negative 4.7%. So if you take the midpoint of negative 3%, that will be a big move. So we feel very good about what the team did in 2017, meeting every one of the commitments that we made to our shareholders. We feel very good about our guidance, and the team’s [doing good].

William F. Osbourn - Xerox Corporation - Executive VP & CFO

Yes, I’ll just echo that. The guidance, I think, is really the key indicator. We believe - we don’t believe this is just a one-quarter hit, that we clearly see the future of ‘18 being also very strong.

Matthew N. Cabral - Goldman Sachs Group Inc., Research Division - Equity Analyst

So that leads to why I still think you prepared for this. But my next question is going to be basically the sustainability of that strength that you saw in Q4. Because all year, you were talking about the rollout and when finally everything will be in the market. Q4 was when everything lined up.

Jeffrey Jacobson - Xerox Corporation - CEO & Director

Correct.

Matthew N. Cabral - Goldman Sachs Group Inc., Research Division - Equity Analyst

I guess, when we think about the level of pent-up demand versus just underlying sustainability - so I don’t know backlog or pipeline or however you want to answer the question, but just what gives you confidence that there’s more than just this great Q4 that you [did]?

Jeffrey Jacobson - Xerox Corporation - CEO & Director

Yes, our metrics are all good in terms of backlog, pipeline, signings. Everything that we measure our business on gives us confidence. And we said - as we said at Q4, our toughest compare will be Q1, because last year, Q1 equipment was down “only 5.7%.” That will be our toughest compare as we get into Q2. Last year, we got negative 14.6%; Q3, negative 10%. And the way I like to look at the business is, we guided down negative 2% to negative 4%. Our post-sales declined 4%, and that’s about 75% of our business. So by definition, we’re declining basically 3% to start the year, based on 75% of the 4%. And that’s a tank where that takes a long time to move. So that basically implies that we expected our equipment to be somewhat flat. How do we get to the negative 2% of the range of the negative 2% to 4%? If our equipment can do better. And one of the things that people ask me all the time, if the equipment just lasts 3 quarters, 4 quarters, how many quarters do we get out of it? The big difference between this from any other is our multi-brand reseller strategy. We added 65 new resellers. So even when our equipment becomes 1 or 2 years old, we’re going to continue that strategy, we’re going to continue to evolve it and we’ll have more new feet on the street. We’re going to have more new logo hunters, people who are just hunters going after that new business. So we feel very good about it.

Matthew N. Cabral - Goldman Sachs Group Inc., Research Division - Equity Analyst

And so on that last point, so I think a lot of the opportunity we’re talking about is centered around, you mentioned this earlier, A4 and penetrating the channel over time. So the 2 questions related to that, I guess, first of all, what inning do you think we’re in? And obviously, 2017 was a good start, but how much further do you guys have to go? And the second piece is, when you think about combining in Fuji Xerox, does that change the strategic angle that you look to pursue?

Jeffrey Jacobson - Xerox Corporation - CEO & Director

Yes, it doesn’t change the strategy at all, and some people would say, we get asked this question, “The company is doing very well on its own, why do this?” And our team has a lot of energy. We have a lot of pride. And we believe there’s a lot we can do with this business. But what I know very clearly, and for somebody that is as competitive as me and loves to go it alone and fight on my own, I have to do and we have to do, as a company, as a board, as a management team, what is best for our shareholders. And what I believe, more than anything in my heart, this transaction will drive more shareholder value than anything we can do alone.

Matthew N. Cabral - Goldman Sachs Group Inc., Research Division - Equity Analyst

And then if we take a step back and just think about the competitive landscape that you’re operating in today. So the refresh certainly will put you on a bit of a better footing than you otherwise would have been. At the same time, I think each piece is trying to get a little bit more aggressive in A3. There’s been some other moving pieces. Can you just help us with the overall sense of what you’re seeing out there on a day-to-day basis, pricing, just overall competitive behavior?

Jeffrey Jacobson - Xerox Corporation - CEO & Director

Yes, pricing’s been stable. Market’s been stable. Our Q4, you saw our installs. I haven’t seen Q4 market share data yet. But I’m going to have pretty good confidence that we grew market share in A3. So I’m not saying that HP is not. They might be getting it through somebody else. But we are - I am - again, I haven’t seen the data, but I’m going to have pretty high confidence that we grew share in A3 in the fourth quarter.

Matthew N. Cabral - Goldman Sachs Group Inc., Research Division - Equity Analyst

And when you look at A4 specifically, is there a specific segment of the market you’re looking to go after? Is there a market share gain? How are you thinking about tactically going after that?

Jeffrey Jacobson - Xerox Corporation - CEO & Director

Yes, so as a stand-alone, we’re looking at about a share point a year of growth. So we wanted - we need it for our multi-brand new reseller strategy. We need it for our developing markets, because about 75% to 80% was A4. And we need it for our Managed Document Services. That’s a big part of Managed Document Services now, especially as you look at Managed Document Services being a $7 billion market now, growing at about 6%. Enterprise, I don’t want to say it’s saturated, but it’s - the growth is not there as much as it is in the SMB. So A4 is very important for that.

Matthew N. Cabral - Goldman Sachs Group Inc., Research Division - Equity Analyst

Got it. And then bringing the conversation back to the synergy targets that you’ve thrown out for the combined entity over time. I guess, can you go back to the opportunity that you have for the core Xerox assets? And you’ve talked about the upside through 2018, but do you feel that there’s a continued sort of rigor that you can go after from a cost perspective that’s incremental to that $1.7 billion? Or does that capture any sort of upside that you would think about for the stand-alone business?

Jeffrey Jacobson - Xerox Corporation - CEO & Director

So in the standalone, it continues but it gets harder. Yes, the $1.7 billion is a lot. Just think about $680 million this year. And the problem is, as Bill was making the point, as you move forward until you get to growth, all of it doesn’t drop to the bottom line because you’re still not growing the business. By now having access to the growth markets, by becoming part of the growth market, by becoming a growth company, basically 100% of all those cost savings drop to the bottom line. I mean, just think about it, Matt. Bill and I had a look at this new model and before we review the numbers in detail with the board - our board, we looked at it very hard and said, “Can the business really go from 10% to high teens?” We didn’t say mid-teens. We said high teens. And we see it’s really driven by all those costs, the 80% to 85% that when you get to that growth inflection, just flows to the bottom line.

William F. Osbourn - Xerox Corporation - Executive VP & CFO

And I would just say, we gave the target for this year of $475 million that would total $1.7 billion over the 3 years. But we would continue on looking - as Jeff said, it gets harder. But clearly, we will continue looking at efficiencies even at the stand-alone Xerox level.

Jeffrey Jacobson - Xerox Corporation - CEO & Director

And the story has got to be about innovation (inaudible) the new markets. Again, there’s this $100 billion market that we’re not touching today in packaging. What excites me about this transaction is, today, we are having our Palo Alto research facility doing one thing, and Yokohama in Japan was doing the exact same thing, whether it’s on the Internet of Things, augmented reality, machine learning. I mean, if you think about using our print and electronics technology with the Internet of Things and tracking the package anywhere in the world, knowing what the temperature is of the package or the produce, whatever it happens to be in, there’s so much that can be done. If you think about document authentication with some of the new technologies we have in PARC, a lot of these things here are a few years out. But by combining with Fuji Xerox and Fujifilm, we’ll be able to expedite a lot of these.

Matthew N. Cabral - Goldman Sachs Group Inc., Research Division - Equity Analyst

Got it. And then we only have another minute or 2. But just quickly for you, Bill. Free cash flow for 2018. So the number that you threw out there, I think, is relatively flat for - on an adjusted basis relative to 2017.

William F. Osbourn - Xerox Corporation - Executive VP & CFO

Yes. (inaudible)

Matthew N. Cabral - Goldman Sachs Group Inc., Research Division - Equity Analyst

And I guess, just help us understand sort of the bridge from ‘17 to ‘18. Because I think a couple of the tailwinds going in your favor, the underlying pension should be a bit lower. So you’re guiding to a bit of profit growth. So I guess, what’s the offset that we’re missing? Or what’s kind of the puts and takes (inaudible)...

William F. Osbourn - Xerox Corporation - Executive VP & CFO

You’re accusing me of sandbagging, I think. But no, we had $867 million was our free cash flow in 2017, and the midpoint of our guidance is about $850 million or so for our free cash flow for 2018. And you’re right, the pension, there are puts and takes. The pension contribution on a normalized basis last year, excluding the accelerated $500 million loan, was about $350 million. We’re targeting towards $200 million this year. Restructuring-type payments will stay flat at about $200 million year-over-year. The CapEx will actually be going up about $50 million. We ended at a little over $100 million last year. We’re targeting about $150 million. So it’s $50 million the other way. The other thing is we got it in a way that you don’t - our decline in working capital or financing receivables, it’s not a decline you really want, but it was a supply of cash flow of about $160 million or so last year. We’re not anticipating a decline like that this year so we would not have that $160 million repeating as providing that cash flow.

Matthew N. Cabral - Goldman Sachs Group Inc., Research Division - Equity Analyst

Got it. Well, thank you very much. We appreciate the time, guys. I think we’ll leave it at that.

Jeffrey Jacobson - Xerox Corporation - CEO & Director

Thank you. We appreciate it.

William F. Osbourn - Xerox Corporation - Executive VP & CFO

I appreciate it.

Additional Information and Where to Find It

This document may be deemed to be solicitation material in respect of the transactions with FUJIFILM Holdings Corporation (“Fujifilm”) described herein (the “Transactions”) and/or the matters to be considered at the Company’s 2018 Annual Meeting of Shareholders. In connection with the Transactions and the 2018 Annual Meeting, Xerox plans to file with the Securities and Exchange Commission (“SEC”) and furnish to Xerox’s shareholders one or more proxy statements and other relevant documents. BEFORE MAKING ANY VOTING DECISION, XEROX’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT(S) IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTIONS AND/OR THE

COMPANY’S 2018 ANNUAL MEETING OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENTS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTIONS AND/OR THE COMPANY’S 2018 ANNUAL MEETING AND THE PARTIES RELATED THERETO. Xerox’s shareholders will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, Xerox’s shareholders may obtain a free copy of Xerox’s filings with the SEC from Xerox’s website at http://www.xerox.com under the heading “Investor Relations” and then under the heading “SEC Filings.”

Participants in the Solicitation

The directors, executive officers and certain other members of management and employees of Xerox may be deemed “participants” in the solicitation of proxies from shareholders of Xerox in favor of the Transactions or in connection with the matters to be considered at the Company’s 2018 Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of Xerox in connection with the Transactions or the Company’s 2018 Annual Meeting will be set forth in the applicable proxy statement and other relevant documents to be filed with the SEC. You can find information about Xerox’s executive officers and directors in Xerox’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, Xerox’s and such persons’ other filings with the SEC and in Xerox’s definitive proxy statement filed with the SEC on Schedule 14A.

Cautionary Statement Regarding Forward-Looking Statements

This document, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; the risk that we do not realize all of the expected strategic and financial benefits from the separation and spin-off of our Business Process Outsourcing business; the effects on our business resulting from actions of activist shareholders; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 and our 2016 Annual Report on Form 10-K, as well as our Current Reports on Form 8-K filed with the SEC. Furthermore, the actual results of the Transactions could vary materially as a result of a number of factors, including, but not limited to: (i) the risk that the transactions may not be completed in a timely manner or at all, which may adversely affect Xerox’s business and the price of Xerox’s common stock, (ii) the failure to satisfy the conditions to the consummation of the transactions, including the receipt of certain approvals from Xerox’s shareholders and certain governmental and regulatory approvals, (iii) the parties may be unable to achieve expected synergies and operating efficiencies in the transactions within the expected time frames or at all, (iv) the transactions may not result in the accretion to Xerox’s earnings or other benefits, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction agreements, (vi) the effect of the announcement or pendency of the transactions on Xerox’s and/or Fujifilm business relationships, operating results, and business generally, risks related to the proposed transactions disrupting Xerox’s current plans and operations and potential difficulties in Xerox’s employee retention as a result of the transactions, (vii) risks related to diverting management’s attention from Xerox’s ongoing business operations, (viii) the outcome of any legal proceedings that may be instituted against Xerox, its officers or directors related to the transaction agreements or the transactions and (ix) the possibility that competing offers or acquisition proposals for Xerox will be made. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Fuji Xerox Co., Ltd. (“Fuji Xerox”) is a joint venture between Xerox Corporation and Fujifilm in which Xerox holds a noncontrolling 25% equity interest and Fujifilm holds the remaining equity interest. In April 2017, Fujifilm formed an independent investigation committee (“IIC”) to primarily conduct a review of the appropriateness of the accounting practices at Fuji Xerox’s New Zealand subsidiary and at other subsidiaries. The IIC completed its review during the second quarter 2017 and identified aggregate adjustments to Fuji Xerox’s financial statements of approximately JPY 40 billion (approximately $360 million) primarily related to misstatements at Fuji Xerox’s New Zealand and Australian subsidiaries. We determined that our share of the total adjustments identified as part of the investigation was approximately $90 million and impacted our fiscal years 2009 through 2017. We concluded that we should revise our previously issued annual and interim consolidated financial statements for 2014, 2015 and 2016 and the first quarter of 2017 the next time they are filed. Our review of this matter has been completed. However, Fujifilm and Fuji Xerox continue to review Fujifilm’s oversight and governance of Fuji Xerox as well as Fuji Xerox’s oversight and governance over its businesses in light of the findings of the IIC. At this time, we can provide no assurances relative to the outcome of any potential governmental investigations or any consequences thereof that may happen as a result of this matter.